EXHIBIT 23.1

Consent of Independent Registered Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Verisity Ltd. 2000 U.S. Share Incentive Plan, Amended and Restated May 27, 2004, the Verisity Ltd. 2000 Israeli Share Option Plan, May 2004 Amendment, and the Verisity Ltd. 2000 U.S. Employee Share Purchase Plan, of our report dated January 15, 2004, with respect to the consolidated financial statements of Verisity Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

November 24, 2004